Exhibit H

ANY REPLY OR SUBSEQUENT REFERENCE SHOULD BE ADDRESSED TO THE FINANCIAL SECRETARY AND THE FOLLOWING REFERENCE NUMBER QUOTED:-	MINISTRY OF FINANCE AND THE PUBLIC SERVICE 30 NATIONAL HEROES CIRCLE P.O. BOX 512 KINGSTON JAMAICA

Telephone No. 92-28600-16

Website: http://www.mof.gov.jm

Email: info@mof.gov.jm

CONSENT OF THE MINISTER OF FINANCE AND THE PUBLIC SERVICE

The undersigned consents to the use of his name in the Registration Statement or amendment thereto (of which this consent forms an exhibit), or any registration statement relating thereto filed on Schedule B by Jamaica with the Securities and Exchange Commission under the Securities Act of 1933, in connection with the information specified therein to have been supplied by him and stated on his authority, on the 31st day of July, 2026.

For and on behalf of
The Government of Jamaica

By:	/s/ Fayval Williams
Fayval Williams, MP
Minister of Finance and the Public Service